Exhibit 99.1

FOR IMMEDIATE RELEASE

Black Warrior Wireline Corp., Announces New Financing
Monday, November 22, 2004

COLUMBUS, Mississippi, November 22, 2004 – Black Warrior Wireline Corp., (“Black Warrior” or the “Company”) (OTC – BWWL) announced today that it had closed a three-year, $18.0 million senior secured debt facility with General Electric Capital Corporation on November 14, 2004. The facility consists of a term note totaling $8.0 million and a working capital revolving loan of up to $10.0 million. Initially, $8.0 million was borrowed under the term loan and no borrowings were made under the revolving loan. The proceeds of the term loan borrowing will be used to repay certain existing Black Warrior debt and for general corporate purposes. This new senior secured debt facility replaces the expiring senior secured debt facility with General Electric Capital Corporation.

In connection with the refinanced senior secured credit facility, the subordinated secured debt of the Company, which was set to mature on December 31, 2004, extended out to February 13, 2008.

Bill Jenkins, President of Black Warrior, said, “The renewal of the senior debt facility and the extension of the subordinated debt provide Black Warrior the flexibility and continued access to capital to meet our expanding sales volume and to take advantage of internal growth opportunities the Company has identified.”

The new $18.0 million senior loan facility with General Electric Capital Corporation consists of an $8.0 million term loan and a revolving line of credit of up to $10.0 million. The initial availability under the revolver is $10.0 million, subject to maximum advances against eligible accounts receivable. The interest rate on borrowings under the revolving loan is 1.75% above a base rate and on borrowings under the term loan is 2.5% above the base rate. The base rate is the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks, or (ii) the average of the rates on overnight Federal funds transactions by members of the Federal Reserve System, plus 0.5%. The senior secured facility matures on November 14, 2007. The senior secured facility is secured by all of Black Warrior’s assets. Borrowings under the revolver are dependent upon the Company’s continued compliance with its terms, conditions and financial and other covenants. The term loan is to be repaid in 35 equal monthly installments of $133,333 with a final installment of $3,333,345 due and payable on November 14, 2007. The maturity date of the subordinated secured debt was extended to February 13, 2008. No interest or principal payments on the subordinated debt are permitted until the General Electric Capital Corporation senior secured loans mature or are repaid.

Black Warrior is an oil and gas service company providing various services (primarily wireline services) to oil and gas well operators primarily in the United States and in the Gulf of Mexico. Additional information may be obtained by contacting Ron Whitter at (281) 360-3953.

Cautionary Statement: This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the Company’s future business activities, revenues, internal growth opportunities, financing activities and operating performance of the Company, as well as the Company’s ability to remain in compliance with the terms, conditions and covenants of the senior secured facility and the availability to the Company of continued borrowings under facility. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and business and financing activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for oil and gas, increases in the Company’s margins and level of activity, the continuation of recent trends improving the revenues of the oil and gas service sector, and the demand for and utilization of the Company’s services. There can be no assurance that favorable factors will continue in the future. Important factors that could cause such difference are also described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.